UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2013

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Poydras Street, Suite 1900
New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 16, 2010, Tidewater Inc. (“Tidewater”) and certain of its subsidiaries (collectively, the “Claimants”) filed with the International Centre for Settlement of Investment Disputes (“ICSID”) a Request for Arbitration against the Bolivarian Republic of Venezuela. As previously reported by Tidewater, in May 2009 Petróleos de Venezuela, S.A. (“PDVSA”), the national oil company of Venezuela, took possession and control of (a) eleven of the Claimants’ vessels that were then supporting PDVSA operations in Lake Maracaibo, (b) the Claimants’ shore-based headquarters adjacent to Lake Maracaibo, (c) the Claimants’ operations in Lake Maracaibo, and (d) certain other related assets. The company also previously reported that in July 2009 Petrosucre, S.A., a subsidiary of PDVSA, took possession and control of the Claimants’ four vessels, operations, and related assets in the Gulf of Paria. It is Tidewater’s position that, through those measures, the Republic of Venezuela directly or indirectly expropriated the Claimants’ investments, including the capital stock of the Claimants’ principal operating subsidiary in Venezuela.

The Claimants alleged in the Request for Arbitration that each of the measures taken by the Republic of Venezuela against the Claimants violates the Republic of Venezuela’s obligations under the bilateral investment treaty with Barbados and rules and principles of Venezuelan law and international law. An arbitral tribunal was constituted under the ICSID Convention to resolve the dispute. The tribunal first addressed the Republic of Venezuela’s objections to the tribunal’s jurisdiction over the dispute. After two rounds of briefing by the parties, a hearing on jurisdiction was held in Washington, D.C. on February 29 and March 1, 2012.

On February 8, 2013, the tribunal issued its decision on jurisdiction. The tribunal found that is has jurisdiction over the claims under the Venezuela-Barbados bilateral investment treaty, including the claim for compensation for the expropriation of Tidewater’s principal operating subsidiary, but that it does not have jurisdiction based on Venezuela’s investment law. The practical effect of the tribunal’s decision is to exclude from the case the claims for expropriation of the fifteen vessels described above. The proceeding will now move to the merits, including a determination whether the Republic of Venezuela violated the Venezuela-Barbados bilateral investment treaty and a valuation of Tidewater’s principal operating subsidiary in Venezuela. At the time of the expropriation, the principal operating subsidiary had sizeable accounts receivable from PDVSA and Petrosucre, denominated in both U.S. Dollars and Venezuelan Bolivars. The company expects those accounts receivable to form part of the total valuation of Tidewater’s principal operating subsidiary. As a result of the seizures, the lack of further operations in Venezuela, and the continuing uncertainty about the timing and amount of the compensation the company might collect in the future, however, the company recorded a $44.8 million provision during the quarter ended June 30, 2009, to fully reserve accounts receivable due from PDVSA and Petrosucre.

While the tribunal determined that it does not have jurisdiction over the claim for the seizure of the fifteen vessels, Tidewater received during fiscal 2011 insurance proceeds for the insured value of those vessels (less an additional premium payment triggered by those proceeds). Tidewater believes that the claims remaining in the case, over which the tribunal upheld jurisdiction, represent the most substantial portion of the overall value lost as a result of the measures taken by the Republic of Venezuela. Tidewater has discussed the nature of the insurance proceeds received for the fifteen vessels in previous quarterly and annual filings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom Executive Vice President, General Counsel and Secretary

Date: February 14, 2013